SEC FILE NO. 70-7926










                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549







                               CERTIFICATE PURSUANT TO

                                       RULE 24

                               OF PARTIAL COMPLETION OF

                                     TRANSACTIONS












                                      GPU, INC.
                         JERSEY CENTRAL POWER & LIGHT COMPANY
                             METROPOLITAN EDISON COMPANY
                            PENNSYLVANIA ELECTRIC COMPANY

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549




                    In the Matter of                   :
                                                       :
          GPU, Inc.                                    :
          Jersey Central Power & Light Company         :    Certificate
          Metropolitan Edison Company                  :    Pursuant To Rule
          Pennsylvania Electric Company                :    24 of Partial
                                                       :    Completion of
                                                       :    Transactions
                    File No. 70-7926                   :
                                                       :
          (Public Utility Holding Company Act of 1935) :
                                                       :




          To the Members of the Securities and Exchange Commission:

                    The  undersigned, GPU, Inc.  (formerly known as General

          Public  Utilities Corporation)  ("GPU"),  Jersey Central  Power &

          Light Company  ("JCP&L"), Metropolitan Edison  Company ("Met-Ed")

          and  Pennsylvania  Electric  Company   ("Penelec"),  collectively

          referred to as the "GPU Companies", do hereby certify pursuant to

          Rule 24 of  the General  Rules and Regulations  under the  Public

          Utility  Holding  Company  Act  of  1935,  that  certain  of  the transactions proposed  in the  Declaration, as amended,  filed in

          SEC  File No. 70-7926, have  been carried out  in accordance with the terms and conditions  of, and for the purposes  requested in,

          said Declaration  and pursuant  to the Commission's  Order, dated

          March 18, 1992, and Supplemental Orders, dated October  26, 1994,

          and July 17, 1996, with respect to said Declaration, as follows:


                    1.   During the period  April 1, 1997  through June 30,

          1997, the  GPU Companies issued no  promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated

          as of March 31, 1997,   among the GPU Companies; the  banks named

          therein, and  The Chase  Manhattan Bank, N.A.,  as Administrative

          Agent,  Citibank Securities,  Inc.,  as  Syndication  Agent,  and

          Citicorp  Securities,   Inc.  and  Chase  Securities,   Inc.,  as

          Arrangers, and no such  borrowings were outstanding thereunder at such date.

                    2.  At the close of business  on March 31, 1997, JCP&L,

          Met-Ed   and  Penelec   had   outstanding  unsecured   short-term

          promissory notes issued as commercial paper as follows:

                            Company                     Amount

                            JCP&L                   $          0
                            Met-Ed                    33,300,000
                            Penelec                   34,500,000


                    3.   During the  period April  1,1997 through June  30,

          1997, JCP&L, Met-Ed,  and Penelec  issued and sold  (and paid  at maturity where  such commercial paper  matured on or  before June

          30,  1997)  unsecured short-term  promissory notes  as commercial paper as follows:

          JCP&L

          Date of Issuance         Maturity Date             Amount

          04/01/97                    04/22/97            $15,000,000
          04/01/97                    05/02/97             15,000,000
          04/01/97                    04/08/97             10,000,000
          04/01/97                    04/15/97             10,000,000
          04/02/97                    04/29/97              7,200,000
          04/04/97                    05/05/97             15,000,000
          04/09/97                    05/12/97             16,100,000

          Date of Issuance         Maturity Date             Amount

          04/11/97                    04/17/97            $ 9,700,000
          04/15/97                    05/08/97             20,000,000
          04/15/97                    05/07/97             20,000,000
          04/17/97                    04/24/97              8,700,000
          04/18/97                    05/06/97             17,700,000
          04/22/97                    05/13/97             14,500,000
          04/23/97                    05/14/97             15,000,000
          04/29/97                    05/23/97              9,000,000
          05/02/97                    05/28/97             20,000,000
          05/05/97                    06/09/97             15,000,000
          05/06/97                    06/11/97             13,000,000
          05/07/97                    06/16/97             17,000,000
          05/09/97                    06/06/97              8,000,000
          05/14/97                    06/13/97             10,500,000
          05/16/97                    05/21/97              5,100,000
          05/19/97                    06/17/97             10,000,000
          05/21/97                    06/19/97             10,000,000
          05/22/97                    06/24/97             14,300,000
          05/27/97                    06/26/97             14,000,000
          05/28/97                    06/18/97             13,500,000
          05/29/97                    06/03/97              5,600,000
          06/04/97                    06/25/97             10,800,000
          06/06/97                    06/13/97             14,500,000
          06/10/97                    07/11/97             10,700,000
          06/11/97                    06/27/97             22,000,000
          06/12/97                    06/19/97              2,700,000
          06/13/97                    07/07/97             12,500,000
          06/13/97                    07/03/97             12,500,000
          06/16/97                    06/30/97             17,000,000
          06/18/97                    07/14/97             20,000,000
          06/19/97                    07/09/97             15,900,000
          06/24/97                    06/25/97              6,500,000
          06/25/97                    07/23/97              8,000,000
          06/25/97                    07/16/97              8,900,000
          06/26/97                    07/24/97             12,200,000
          06/27/97                    07/11/97             16,000,000
          06/30/97                    07/15/97             27,400,000


          Met-Ed

          Date of Issuance         Maturity Date             Amount

          04/02/97                    04/23/97             $16,600,000
          04/08/97                    04/17/97               7,000,000
          04/09/97                    04/30/97               8,200,000
          04/10/97                    05/06/97              11,100,000
          04/15/97                    05/02/97              10,000,000



          Met-Ed - continued

          Date of Issuance         Maturity Date             Amount

          04/15/97                    04/28/97            $ 10,000,000
          04/17/97                    04/18/97               7,000,000
          04/18/97                    04/25/97               6,700,000
          04/23/97                    05/14/97              17,000,000
          05/02/97                    05/28/97              20,000,000
          05/06/97                    05/27/97               9,500,000
          05/14/97                    06/13/97              16,500,000
          05/21/97                    06/09/97               7,300,000
          05/27/97                    06/12/97               6,400,000
          05/28/97                    06/11/97              13,400,000
          05/28/97                    06/05/97              10,000,000
          05/28/97                    05/29/97              10,000,000
          05/29/97                    06/03/97               5,000,000
          05/29/97                    05/30/97               6,500,000
          05/30/97                    06/19/97               5,600,000
          06/02/97                    06/16/97              10,800,000
          06/04/97                    06/12/97               5,000,000
          06/05/97                    06/06/97               7,400,000
          06/06/97                    06/09/97               8,100,000
          06/11/97                    06/18/97              13,100,000
          06/12/97                    06/13/97              10,100,000
          06/13/97                    06/19/97              10,000,000
          06/13/97                    06/17/97              10,600,000
          06/17/97                    06/24/97              13,100,000
          06/18/97                    07/07/97              17,700,000
          06/20/97                    06/27/97              19,300,000
          06/23/97                    06/30/97               3,500,000
          06/26/97                    07/17/97              12,600,000


          Penelec

          Date of Issuance         Maturity Date             Amount

          04/02/97                    04/23/97            $20,100,000
          04/09/97                    04/29/97              7,100,000
          04/10/97                    05/05/97              7,900,000
          04/11/97                    04/17/97             11,800,000
          04/15/97                    05/08/97             10,000,000
          04/15/97                    05/06/97             10,000,000
          04/17/97                    04/22/97             11,200,000
          04/18/97                    05/09/97              9,700,000
          04/22/97                    05/12/97             11,000,000
          05/01/97                    05/21/97             13,000,000
          05/06/97                    05/27/97              7,600,000
          05/09/97                    06/09/97              7,300,000
          05/14/97                    06/11/97             20,000,000
          05/27/97                    06/13/97              6,200,000



          Penelec - continued

          Date of Issuance         Maturity Date             Amount

          05/28/97                    06/03/97            $12,200,000
          05/28/97                    05/29/97             12,400,000
          05/29/97                    06/04/97             20,300,000
          05/30/97                    06/05/97              5,300,000
          06/02/97                    06/09/97             24,500,000
          06/03/97                    06/05/97             16,400,000
          06/04/97                    06/06/97             19,000,000
          06/05/97                    06/10/97             23,000,000
          06/06/97                    06/09/97             19,000,000
          06/09/97                    06/13/97             24,600,000
          06/10/97                    06/13/97             31,100,000
          06/11/97                    06/17/97             38,100,000
          06/13/97                    06/23/97             19,900,000
          06/17/97                    06/27/97             18,900,000
          06/23/97                    06/26/97             17,700,000
          06/26/97                    07/24/97              9,000,000
          06/27/97                    07/28/97             10,000,000


               To  summarize  the above  transactions,  at  June 30,  1997,

          JCP&L, Met-Ed  and Penelec had  outstanding unsecured  short-term promissory notes issued as commercial paper as follows:


                    Company                           Amount

                    JCP&L                          $144,100,000
                    Met-Ed                           30.300,000
                    Penelec                          19,000,000

               4.   At the close  of business  on March 31,  1997, the  GPU

          Companies had outstanding  unsecured short-term promissory  notes representing  bank  borrowings  under  informal  bank  lines,  as follows:


                    Company                         Amount

                    GPU                           $87,000,000
                    JCP&L                           7,900,000
                    Met-Ed                         35,290,000
                    Penelec                        73,400,000




               During the period April  1, 1997 through June 30,  1997, the

          GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:



          GPU

          Issue
           Date    Bank                               Amount       Maturity

          04/01/97 Chase Manhattan Bank            $ 3,200,000     04/29/97
          04/02/97 Summit Bank                       8,300,000     04/16/97
          04/03/97 Banca Popolare Di Milano          5,600,000     04/24/97
          04/03/97 Fuji Bank                         2,000,000     04/24/97
          04/04/97 Credit Agricole                   5,200,000     04/22/97
          04/07/97 Canadian Imperial Bank            6,000,000     05/07/97
          04/08/97 Credit Lyonnais                   9,100,000     05/08/97
          04/09/97 Summit Bank                       6,300,000     05/09/97
          04/10/97 Credit Lyonnais                   8,600,000     05/12/97
          04/11/97 Credit Lyonnais                   7,100,000     05/09/97
          04/14/97 Fuji Bank                        10,200,000     05/14/97
          04/16/97 Summit Bank                       8,300,000     05/05/97
          04/17/97 Summit Bank                       5,200,000     05/16/97
          04/22/97 Fuji Bank                         5,000,000     05/22/97
          04/24/97 Banca Popolare Di Milano          7,600,000     05/13/97
          04/25/97 Chase Manhattan Bank             10,600,000     05/27/97
          04/29/97 First Union National Bank         3,200,000     05/15/97
          05/05/97 Summit Bank                       7,900,000     05/19/97
          05/06/97 Merchants National Bank             100,000     05/19/97
          05/07/97 PNC Bank                          6,100,000     06/06/97
          05/08/97 Credit Agricole                   9,100,000     05/21/97
          05/09/97 Summit Bank                       6,900,000     05/29/97
          05/09/97 Credit Lyonnais                   6,600,000     06/09/97
          05/12/97 Credit Agricole                   8,400,000     06/03/97
          05/13/97 Credit Lyonnais                   7,600,000     06/12/97
          05/14/97 Banca Popolare Di Milano         10,300,000     06/11/97
          05/15/97 Credit Lyonnais                   3,400,000     06/13/97
          05/16/97 Credit Lyonnais                   5,200,000     06/20/97
          05/19/97 Summit Bank                       8,100,000     06/17/97
          05/21/97 First Union National Bank         9,200,000     06/10/97
          05/22/97 Banca Popolare Di Milano          6,500,000     06/18/97
          05/27/97 Chase Manhattan Bank             10,800,000     06/19/97
          05/28/97 Morgan Guaranty Trust            10,300,000     06/23/97
          05/29/97 Summit Bank                       5,600,000     06/27/97
          06/02/97 Merchants National Bank             100,000     06/16/97
          06/03/97 Credit Agricole                   5,400,000     06/24/97
          06/03/97 Citibank, N.A.                    3,000,000     06/17/97
          06/04/97 Merchants National Bank             100,000     06/24/97
          06/06/97 Fuji Bank                         5,800,000     06/13/97
          06/09/97 Credit Lyonnais                   6,600,000     06/30/97
          06/10/97 Chase Manhattan Bank              6,700,000     06/24/97
          06/10/97 Citibank, N.A.                    2,500,000     06/25/97
          06/11/97 Credit Agricole                   7,900,000     06/18/97
          06/11/97 Banca Popolare Di Milano          5,100,000     06/20/97
          06/12/97 Morgan Guaranty Trust             5,200,000     06/30/97


          GPU - continued

          Issue
           Date    Bank                               Amount       Maturity

          06/13/97 Credit Lyonnais                 $ 9,200,000     06/26/97
          06/16/97 Merchants National Bank             300,000     06/30/97
          06/17/97 Canadian Imperial Bank           11,200,000     06/25/97
          06/18/97 First Union National Bank        14,400,000     07/09/97
          06/19/97 Chase Manhattan Bank             10,800,000     06/26/97
          06/20/97 Credit Agricole                  10,400,000     06/27/97
          06/23/97 Bank of Pennsylvania              9,300,000     07/07/97
          06/23/97 Bank of New York                  1,000,000     06/24/97
          06/24/97 Union Bank of Switzerland        13,300,000     07/22/97
          06/25/97 Canadian Imperial Bank            9,700,000     07/16/97
          06/25/97 Canadian Imperial Bank            9,000,000     07/23/97
          06/26/97 Chase Manhattan Bank             17,500,000     07/24/97
          06/26/97 Swiss Bank Corp.                  2,500,000     07/03/97
          06/27/97 Credit Agricole                  16,000,000     07/11/97
          06/30/97 Bank of New York                  6,700,000     07/10/97
          06/30/97 Swiss Bank Corp.                  5,500,000     07/08/97





























          JCP&L

          Issue
           Date    Bank                               Amount       Maturity

          04/01/97 PNC Bank                        $20,000,000     04/23/97
          04/01/97 PNC Bank                         10,000,000     04/21/97
          04/01/97 PNC Bank                         20,000,000     04/25/97
          04/01/97 Canadian Imperial Bank           10,000,000     04/14/97
          04/01/97 PNC Bank                         19,600,000     04/11/97
          04/01/97 Chase Manhattan Bank             20,000,000     04/18/97
          04/01/97 Chase Manhattan Bank             10,000,000     04/16/97
          04/01/97 Citibank, N.A.                   15,000,000     04/28/97
          04/01/97 Fuji Bank                        18,000,000     04/09/97
          04/01/97 First Union National Bank        20,000,000     04/04/97
          04/03/97 PNC Bank                          2,500,000     04/07/97
          04/08/97 Credit Lyonnais                   5,300,000     04/10/97
          04/15/97 Chase Manhattan Bank              7,900,000     04/24/97
          04/16/97 Chase Manhattan Bank              2,100,000     04/29/97
          04/16/97 Fuji Bank                         1,000,000     04/29/97
          04/21/97 Banca Popolare Di Milano          4,700,000     05/09/97
          04/24/97 Chase Manhattan Bank              8,200,000     05/09/97
          04/25/97 Chase Manhattan Bank             22,000,000     05/19/97
          04/28/97 Chase Manhattan Bank              2,200,000     05/15/97
          04/30/97 Chase Manhattan Bank             10,200,000     05/16/97
          05/01/97 PNC Bank                         20,000,000     05/22/97
          05/01/97 PNC Bank                         21,000,000     05/27/97
          05/02/97 Credit Agricole                   4,600,000     05/21/97
          05/05/97 Merchants National Bank             100,000     05/19/97
          05/05/97 Chase Manhattan Bank              6,200,000     05/29/97
          05/07/97 First Union National Bank         3,600,000     05/15/97
          05/08/97 Chase Manhattan Bank             11,800,000     06/23/97
          05/12/97 Chase Manhattan Bank              6,000,000     05/29/97
          05/13/97 Credit Lyonnais                  14,600,000     06/12/97
          05/15/97 Chase Manhattan Bank              4,000,000     06/10/97
          05/19/97 Chase Manhattan Bank              2,000,000     06/05/97
          05/20/97 Credit Lyonnais                   5,800,000     06/18/97
          05/21/97 Mellon Bank, N.A.                14,700,000     06/10/97
          05/23/97 Citibank, N.A.                    3,400,000     06/25/97
          05/28/97 Credit Lyonnais                   6,800,000     06/18/97
          05/28/97 Morgan Guaranty Trust            10,000,000     06/11/97
          05/28/97 Citibank, N.A.                    8,600,000     06/06/97
          05/30/97 Chase Manhattan Bank             15,200,000     06/20/97
          06/02/97 Merchants National Bank             400,000     06/16/97
          06/03/97 Chase Manhattan Bank              2,500,000     06/30/97
          06/10/97 Summit Bank                       6,300,000     07/08/97
          06/12/97 Chase Manhattan Bank              7,600,000     06/19/97
          06/16/97 Citibank, N.A.                    6,100,000     06/23/97
          06/16/97 Credit Lyonnais                  10,000,000     06/30/97
          06/16/97 Bank of New York                  9,800,000     06/17/97
          06/17/97 First Union National Bank        15,600,000     07/08/97
          06/18/97 Banca Popolare Di Milano          3,800,000     07/09/97
          06/20/97 Credit Agricole                   1,200,000     06/26/97
          06/20/97 Banca Popolare Di Milano         16,200,000     07/10/97
          06/23/97 Bank of Pennsylvania              5,500,000     07/11/97
          06/24/97 Chase Manhattan Bank              6,700,000     06/25/97


          Met-Ed

          Issue
           Date    Bank                               Amount       Maturity

          04/07/97 PNC Bank                        $ 1,200,000     04/11/97
          04/14/97 Chase Manhattan Bank              4,200,000     04/16/97
          04/15/97 Chase Manhattan Bank              7,500,000     04/24/97
          04/15/97 Chase Manhattan Bank              7,000,000     04/22/97
          04/16/97 Credit Agricole                   3,600,000     04/18/97
          04/22/97 Credit Agricole                   2,300,000     04/29/97
          04/24/97 Chase Manhattan Bank              3,600,000     05/09/97
          04/25/97 Chase Manhattan Bank              5,800,000     05/05/97
          04/28/97 Citibank, N.A.                    7,600,000     05/12/97
          04/30/97 Chase Manhattan Bank             10,400,000     05/07/97
          05/01/97 Citibank, N.A.                    3,000,000     05/08/97
          05/02/97 Fuji Bank                         4,500,000     05/16/97
          05/05/97 Chase Manhattan Bank              1,500,000     05/13/97
          05/07/97 First Union National Bank         7,000,000     05/15/97
          05/07/97 First Union National Bank         6,700,000     05/19/97
          05/08/97 First Union National Bank           400,000     05/13/97
          05/09/97 Banca Popolare Di Milano          2,000,000     05/22/97
          05/12/97 Citibank, N.A.                    4,000,000     05/21/97
          05/16/97 Summit Bank                       1,000,000     05/23/97
          05/19/97 Citibank, N.A.                    3,000,000     05/29/97
          05/20/97 First Union National Bank         1,800,000     06/11/97
          06/02/97 Merchants National Bank             100,000     06/16/97
          06/03/97 Chase Manhattan Bank              1,000,000     06/24/97
          06/04/97 Banca Popolare Di Milano          1,900,000     06/17/97
          06/05/97 Chase Manhattan Bank                200,000     06/06/97
          06/09/97 Bank of New York                  3,200,000     06/10/97
          06/10/97 Bank of New York                  1,000,000     06/11/97
          06/16/97 Chase Manhattan Bank             14,400,000     06/20/97
          06/16/97 Fuji Bank                         7,400,000     06/23/97
          06/19/97 First Union National Bank        10,400,000     07/10/97
          06/19/97 Bank of New York                  3,200,000     06/20/97
          06/24/97 Bank of New York                 10,800,000     06/25/97
          06/25/97 Bank of New York                 10,600,000     06/26/97
          06/27/97 Credit Agricole                  17,000,000     07/11/97
          06/30/97 Hamilton Bank                     1,900,000     07/08/97



          Penelec

          Issue
           Date    Bank                               Amount       Maturity

          04/01/97 First Union National Bank       $   900,000     04/08/97
          04/03/97 Morgan Guaranty Trust            12,000,000     04/28/97
          04/04/97 Canadian Imperial Bank            1,700,000     04/21/97
          04/07/97 PNC Bank                          1,000,000     04/15/97
          04/08/97 Morgan Guaranty Trust             9,700,000     04/18/97
          04/14/97 Chase Manhattan Bank              4,300,000     04/21/97
          04/15/97 Chase Manhattan Bank              3,200,000     04/24/97
          04/16/97 Banca Popolare Di Milano          6,600,000     04/25/97


          Penelec - continued

          Issue
           Date    Bank                               Amount       Maturity

          04/16/97 Swiss Bank Corp.                $ 9,429,457     04/17/97
          04/23/97 Morgan Guaranty Trust            21,000,000     05/14/97
          04/25/97 Banca Popolare Di Milano          7,700,000     05/16/97
          04/28/97 Chase Manhattan Bank             14,400,000     05/19/97
          04/29/97 Chase Manhattan Bank              5,700,000     05/13/97
          04/30/97 Morgan Guaranty Trust             3,300,000     05/07/97
          05/02/97 Merchants National Bank             500,000     05/09/97
          05/02/97 Citibank, N.A.                    4,300,000     05/07/97
          05/05/97 Chase Manhattan Bank              1,300,000     05/20/97
          05/07/97 Citibank, N.A.                    3,800,000     05/23/97
          05/08/97 Chase Manhattan Bank              6,400,000     05/29/97
          05/12/97 Citibank, N.A.                    7,500,000     05/28/97
          05/13/97 Chase Manhattan Bank              3,200,000     06/03/97
          05/16/97 Summit Bank                       2,600,000     06/05/97
          05/19/97 First Union National Bank        10,500,000     06/10/97
          05/20/97 First Union National Bank         2,000,000     06/12/97
          05/21/97 Morgan Guaranty Trust            12,100,000     06/06/97
          05/22/97 Banca Popolare Di Milano          1,300,000     06/16/97
          05/23/97 First Union National Bank           600,000     06/05/97
          06/03/97 Chase Manhattan Bank              6,000,000     06/05/97
          06/05/97 Chase Manhattan Bank              4,800,000     06/06/97
          06/06/97 Citibank, N.A.                    5,800,000     06/13/97
          06/06/97 Fuji Bank                        14,200,000     06/12/97
          06/09/97 Bank of New York                 20,000,000     06/10/97
          06/10/97 Bank of New York                 20,000,000     06/11/97
          06/11/97 Banca Popolare Di Milano          5,200,000     06/20/97
          06/12/97 Fuji Bank                         5,800,000     06/19/97
          06/12/97 Morgan Guaranty Trust            10,000,000     06/30/97
          06/16/97 Morgan Guaranty Trust            16,600,000     06/24/97
          06/17/97 Summit Bank                       8,100,000     07/08/97
          06/17/97 Canadian Imperial Bank            8,000,000     06/25/97
          06/19/97 Credit Agricole                   1,800,000     06/26/97
          06/20/97 Credit Agricole                   1,100,000     06/27/97
          06/24/97 Bank of New York                 13,400,000     06/25/97
          06/25/97 Chase Manhattan Bank             15,400,000     07/16/97
          06/25/97 Chase Manhattan Bank             10,400,000     07/23/97
          06/26/97 First Union National Bank        10,000,000     07/03/97
          06/27/97 Credit Agricole                  13,000,000     07/10/97
          06/30/97 Hamilton Bank                     8,100,000     07/09/97
          06/30/97 Swiss Bank Corp.                  2,000,000     07/09/97




                   Each such unsecured promissory  note bears interest at a

          rate (after  giving effect  to any  fees or  compensating balance requirements)  not exceeding  125%  of  the  greater of  (A)  the



          lending  bank's prime  rate for  commercial borrowings  in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%,

          as in effect at the date of borrowing.

               During  the period of April  1, 1997 through  June 30, 1997,

          the Companies repaid unsecured  promissory notes issued to banks,

          as follows:

          GPU

          Date      Bank                                    Amount

          04/01/97 Chase Manhattan Bank                 $ 3,100,000
          04/02/97 Summit Bank                            8,600,000
          04/03/97 Johnstown Bank and Trust               7,600,000
          04/04/97 Summit Bank                            5,100,000
          04/07/97 Hamilton Bank                          6,000,000
          04/08/97 First Union National Bank              9,100,000
          04/09/97 Summit Bank                            6,300,000
          04/10/97 Chase Manhattan Bank                   5,100,000
          04/10/97 Hamilton Bank                          3,300,000
          04/11/97 Bank of Pennsylvania                   7,100,000
          04/14/97 Banca Popolare Di Milano              10,100,000
          04/16/97 Summit Bank                            8,300,000
          04/17/97 Union Bank of Switzerland              5,100,000
          04/17/97 Merchants National Bank                  100,000
          04/22/97 Credit Agricole                        5,200,000
          04/24/97 Fuji Bank                              2,000,000
          04/24/97 Banca Popolare Di Milano               5,600,000
          04/25/97 Chase Manhattan Bank                  10,400,000
          04/29/97 Chase Manhattan Bank                   3,200,000
          05/05/97 Summit Bank                            8,300,000
          05/07/97 Canadian Imperial Bank                 6,000,000
          05/08/97 Credit Lyonnais                        9,100,000
          05/09/97 Summit Bank                            6,300,000
          05/09/97 Credit Lyonnais                        7,100,000
          05/12/97 Credit Lyonnais                        8,600,000
          05/13/97 Banca Popolare Di Milano               7,600,000
          05/14/97 Fuji Bank                             10,200,000
          05/15/97 First Union National Bank              3,200,000
          05/16/97 Summit Bank                            5,200,000
          05/19/97 Summit Bank                            7,900,000
          05/19/97 Merchants National Bank                  100,000
          05/21/97 Credit Agricole                        9,100,000
          05/22/97 Fuji Bank                              5,000,000
          05/27/97 Chase Manhattan Bank                  10,600,000
          05/29/97 Summit Bank                            6,900,000
          06/03/97 Credit Agricole                        8,400,000
          06/06/97 PNC Bank                               6,100,000
          06/09/97 Credit Lyonnais                        6,600,000
          06/10/97 First Union National Bank              9,200,000
          06/11/97 Banca Popolare Di Milano              10,300,000
          06/12/97 Credit Lyonnais                        7,600,000
          06/13/97 Fuji Bank                              5,800,000


          GPU - continued

          Date      Bank                                    Amount

          06/13/97 Credit Lyonnais                      $ 3,400,000
          06/16/97 Merchants National Bank                  100,000
          06/17/97 Citibank, N.A.                         3,000,000
          06/17/97 Summit Bank                            8,100,000
          06/18/97 Credit Agricole                        7,900,000
          06/18/97 Banca Popolare Di Milano               6,500,000
          06/19/97 Chase Manhattan Bank                  10,800,000
          06/20/97 Credit Lyonnais                        5,200,000
          06/20/97 Banca Popolare Di Milano               5,100,000
          06/23/97 Morgan Guaranty Trust                 10,300,000
          06/24/97 Bank of New York                       1,000,000
          06/24/97 Merchants National Bank                  100,000
          06/24/97 Chase Manhattan Bank                   6,700,000
          06/24/97 Credit Agricole                        5,400,000
          06/25/97 Citibank, N.A.                         2,500,000
          06/25/97 Canadian Imperial Bank                11,200,000
          06/26/97 Chase Manhattan Bank                  10,800,000
          06/26/97 Credit Lyonnais                        9,200,000
          06/27/97 Summit Bank                            5,600,000
          06/27/97 Credit Agricole                       10,400,000
          06/30/97 Credit Lyonnais                        6,600,000
          06/30/97 Merchants National Bank                  300,000
          06/30/97 Morgan Guaranty Trust                  5,200,000



          JCP&L

          Date     Bank                                     Amount

          04/04/97 First Union National Bank            $20,000,000
          04/07/97 Bank of Pennsylvania                   7,900,000
          04/07/97 PNC Bank                               2,500,000
          04/09/97 Fuji Bank                             18,000,000
          04/10/97 Credit Lyonnais                        5,300,000
          04/11/97 PNC Bank                              19,600,000
          04/14/97 Canadian Imperial Bank                10,000,000
          04/16/97 Chase Manhattan Bank                  10,000,000
          04/18/97 Chase Manhattan Bank                  20,000,000
          04/21/97 PNC Bank                              10,000,000
          04/23/97 PNC Bank                              20,000,000
          04/24/97 Chase Manhattan Bank                   7,900,000
          04/25/97 PNC Bank                              20,000,000
          04/28/97 Citibank, N.A.                        15,000,000
          04/29/97 Chase Manhattan Bank                   2,100,000
          04/29/97 Fuji Bank                              1,000,000
          05/09/97 Chase Manhattan Bank                   8,200,000
          05/09/97 Banca Popolare Di Milano               4,700,000
          05/15/97 Chase Manhattan Bank                   2,200,000
          05/15/97 First Union National Bank              3,600,000
          05/16/97 Chase Manhattan Bank                  10,200,000
          05/19/97 Chase Manhattan Bank                  22,000,000


          JCP&L - continued

          Date     Bank                                     Amount

          05/19/97 Merchants National Bank              $   100,000
          05/21/97 Credit Agricole                        4,600,000
          05/22/97 PNC Bank                              20,000,000
          05/27/97 PNC Bank                              21,000,000
          05/29/97 Chase Manhattan Bank                   6,200,000
          05/29/97 Chase Manhattan Bank                   6,000,000
          06/05/97 Chase Manhattan Bank                   2,000,000
          06/06/97 Citibank, N.A.                         8,600,000
          06/10/97 Mellon Bank, N.A.                     14,700,000
          06/10/97 Chase Manhattan Bank                   4,000,000
          06/11/97 Morgan Guaranty Trust                 10,000,000
          06/12/97 Credit Lyonnais                       14,600,000
          06/16/97 Merchants National Bank                  400,000
          06/17/97 Bank of New York                       9,800,000
          06/18/97 Credit Lyonnais                        6,800,000
          06/18/97 Credit Lyonnais                        5,800,000
          06/19/97 Chase Manhattan Bank                   7,600,000
          06/20/97 Chase Manhattan Bank                  15,200,000
          06/23/97 Chase Manhattan Bank                  11,800,000
          06/23/97 Citibank, N.A.                         6,100,000
          06/25/97 Chase Manhattan Bank                   6,700,000
          06/25/97 Citibank, N.A.                         3,400,000
          06/26/97 Credit Agricole                        1,200,000
          06/30/97 Chase Manhattan Bank                   2,500,000
          06/30/97 Credit Lyonnais                       10,000,000

          Met-Ed

          Date     Bank                                     Amount

          04/02/97 Merchants National Bank              $   100,000
          04/03/97 First Union National Bank              1,400,000
          04/07/97 Credit Lyonnais                       10,000,000
          04/08/97 Credit Lyonnais                       10,100,000
          04/11/97 PNC Bank                               1,200,000
          04/16/97 Chase Manhattan Bank                   4,200,000
          04/18/97 Credit Agricole                        3,600,000
          04/22/97 Chase Manhattan Bank                   7,000,000
          04/24/97 Chase Manhattan Bank                   7,500,000
          04/29/97 Credit Agricole                        2,300,000
          05/05/97 Chase Manhattan Bank                   5,800,000
          05/07/97 Chase Manhattan Bank                  10,400,000
          05/08/97 Citibank, N.A.                         3,000,000
          05/09/97 Chase Manhattan Bank                   3,600,000
          05/12/97 Citibank, N.A.                         7,600,000
          05/13/97 Chase Manhattan Bank                   1,500,000
          05/13/97 First Union National Bank                400,000
          05/15/97 First Union National Bank              7,000,000
          05/16/97 Fuji Bank                              4,500,000
          05/19/97 First Union National Bank              6,700,000
          05/21/97 Citibank, N.A.                         4,000,000




          Met-Ed - continued

          Date      Bank                                     Amount

          05/22/97 Banca Popolare Di Milano             $ 2,000,000
          05/23/97 Summit Bank                            1,000,000
          05/29/97 Citibank, N.A.                         3,000,000
          06/06/97 Chase Manhattan Bank                     200,000
          06/10/97 Bank of New York                       3,200,000
          06/10/97 First National Bank                    7,205,000
          06/10/97 First National Bank                    6,485,000
          06/11/97 First Union National Bank              1,800,000
          06/11/97 Bank of New York                       1,000,000
          06/16/97 Merchants National Bank                  100,000
          06/17/97 Banca Popolare Di Milano               1,900,000
          06/20/97 Bank of New York                       3,200,000
          06/20/97 Chase Manhattan Bank                  14,400,000
          06/23/97 Fuji Bank                              7,400,000
          06/24/97 Chase Manhattan Bank                   1,000,000
          06/25/97 Bank of New York                      10,800,000
          06/26/97 Bank of New York                      10,600,000


          Penelec

          Date      Bank                                    Amount

          04/02/97 Credit Lyonnais                      $ 5,700,000
          04/04/97 Banca Popolare Di Milano               4,000,000
          04/04/97 Merchants National Bank                  100,000
          04/07/97 Canadian Imperial Bank                 6,900,000
          04/08/97 First Union National Bank              4,800,000
          04/08/97 First Union National Bank                900,000
          04/08/97 Chase Manhattan Bank                   6,000,000
          04/09/97 Chase Manhattan Bank                   7,300,000
          04/09/97 Chase Manhattan Bank                   1,200,000
          04/10/97 Chase Manhattan Bank                  14,000,000
          04/11/97 Chase Manhattan Bank                  14,000,000
          04/15/97 PNC Bank                               1,000,000
          04/16/97 Swiss Bank Corp.                       9,400,000
          04/17/97 Swiss Bank Corp.                       9,429,457
          04/18/97 Morgan Guaranty Trust                  9,700,000
          04/21/97 Canadian Imperial Bank                 1,700,000
          04/21/97 Chase Manhattan Bank                   4,300,000
          04/24/97 Chase Manhattan Bank                   3,200,000
          04/25/97 Banca Popolare Di Milano               6,600,000
          04/28/97 Morgan Guaranty Trust                 12,000,000
          05/07/97 Morgan Guaranty Trust                  3,300,000
          05/07/97 Citibank, N.A.                         4,300,000
          05/09/97 Merchants National Bank                  500,000
          05/13/97 Chase Manhattan Bank                   5,700,000
          05/14/97 Morgan Guaranty Trust                 21,000,000
          05/16/97 Banca Popolare Di Milano               7,700,000
          05/19/97 Chase Manhattan Bank                  14,400,000
          05/20/97 Chase Manhattan Bank                   1,300,000
          05/23/97 Citibank, N.A.                         3,800,000



          Penelec - continued

          Date      Bank                                    Amount

          05/28/97 Citibank, N.A.                       $ 7,500,000
          05/29/97 Chase Manhattan Bank                   6,400,000
          06/03/97 Chase Manhattan Bank                   3,200,000
          06/05/97 Summit Bank                            2,600,000
          06/05/97 Chase Manhattan Bank                   6,000,000
          06/05/97 First Union National Bank                600,000
          06/06/97 Morgan Guaranty Trust                 12,100,000
          06/06/97 Chase Manhattan Bank                   4,800,000
          06/10/97 Bank of New York                      20,000,000
          06/10/97 First Union National Bank             10,500,000
          06/11/97 Bank of New York                      20,000,000
          06/12/97 First Union National Bank              2,000,000
          06/12/97 Fuji Bank                             14,200,000
          06/13/97 Citibank, N.A.                         5,800,000
          06/16/97 Banca Popolare Di Milano               1,300,000
          06/19/97 Fuji Bank                              5,800,000
          06/20/97 Banca Popolare Di Milano               5,200,000
          06/24/97 Morgan Guaranty Trust                 16,600,000
          06/25/97 Bank of New York                      13,400,000
          06/25/97 Canadian Imperial Bank                 8,000,000
          06/26/97 Credit Agricole                        1,800,000
          06/27/97 Credit Agricole                        1,100,000
          06/30/97 Morgan Guaranty Trust                 10,000,000



                    To summarize  the above transactions, at  June 30, 1997

          the  GPU Companies  had  outstanding  unsecured promissory  notes pursuant to informal bank lines of credit as follows:



                    GPU                         $103,900,000
                    JCP&L                         47,400,000
                    Met-Ed                        29,300,000
                    Penelec                       67,000,000















                                      SIGNATURE

                   PURSUANT TO  THE  REQUIREMENTS  OF  THE  PUBLIC  UTILITY

          HOLDING  COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED  THIS  STATEMENT  TO BE  SIGNED  ON  THEIR  BEHALF BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                     GPU, INC.
                                     JERSEY CENTRAL POWER & LIGHT COMPANY
                                     METROPOLITAN EDISON COMPANY
                                     PENNSYLVANIA ELECTRIC COMPANY



                                     By: /s/ T. G. Howson
                                        T. G. Howson
                                        Vice President and Treasurer


          Date: July 9, 1997